Exhibit 10.53

 MATSON, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

NON-EMPLOYEE BOARD MEMBER—DEFERRAL ELECTION

RECITALS

A.        Matson, Inc., a Hawaii corporation (along with any subsequent corporate successor to all or substantially all of the assets or voting stock of Matson, Inc., which has by appropriate action assumed the Plan, the “Corporation”), has implemented an automatic award program under the Plan pursuant to which eligible non-employee members of the Board will automatically receive special awards of restricted stock units at periodic intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as members of the Board.

B.         Participant is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic award of restricted stock units under the Plan.

C.         All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A, or if not defined in that appendix, as defined in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.         Grant of Restricted Stock Units.  The Corporation hereby awards to Participant, as of the Award Date, an award (the “Award”) of restricted stock units under the Plan.  Each restricted stock unit represents the right to receive one share of Common Stock on the applicable issuance date following the vesting of that unit.  The number of shares of Common Stock subject to the awarded restricted stock units (the “RSUs”), the applicable vesting schedule for the RSUs and the underlying shares of Common Stock, the dates on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Participant

Award Date:

Number of Shares Subject to Restricted Stock Unit Award:	x,xxx shares of Common Stock (the “Shares”)

Vesting Schedule:	The RSUs shall vest in full on the earlier of (a) the first anniversary of Participant’s completion of continuous Board service measured from the

Award Date or (b) the first annual general meeting of the Corporation’s stockholders held after the Award Date. The RSUs may vest in whole or in part on an accelerated basis in accordance with the provisions of Paragraphs 3 and 5 of this Agreement. In no event shall any RSUs vest after the date of Participant’s termination of Board service.

Issuance Schedule

The RSUs in which the Participant vests pursuant to the foregoing Vesting Schedule or the vesting acceleration provisions of Paragraph 3 or Paragraph 5 of this Agreement shall be settled in Shares in accordance with the Participant’s Deferral Election.

2.         Limited Transferability.  Prior to the actual issuance of the Shares hereunder, Participant may not transfer any interest in the RSUs or the underlying Shares or pledge or otherwise hedge the sale of those RSUs or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those RSUs Shares. However, any Shares underlying RSUs which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award, and in such event, the Shares shall be issued to the applicable transferee(s) in accordance with the distribution date or event and method of distribution specified by Participant in his or her Deferral Election.  Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact become issuable hereunder to Participant during his or her lifetime to one or more designated Family Members or a trust established for Participant and/or his or her Family Members. Any such issuance shall be effected in accordance with the distribution date or event and method of distribution specified by Participant in his or her Deferral Election. Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.         Cessation of Service.  The RSUs shall, to the extent not previously vested, immediately vest in full upon Participant’s cessation of Board service by reason of death, Permanent Disability or Retirement. Upon the resignation from Board service for any other reason by Participant, except in connection with the removal or threatened removal of Participant from the Board in accordance with the Corporation’s Bylaws or the Hawaii Business Corporation Act, the RSUs shall vest on a prorated basis measured by the number of complete months of service as a member of the Board following the Award Date divided by 12 upon Board approval. Should Participant cease Board service for any other reason prior to vesting in one or more RSUs, then any unvested RSUs will be immediately cancelled.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled RSUs.

4.         Stockholder Rights and Dividend Equivalents.

(a)        Participant shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance.

(b)         Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. As the RSUs vest hereunder, the phantom dividend equivalents credited to those Shares underlying such RSUs in the book account shall concurrently vest, and those vested dividend equivalents shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) at that time or at such later time as may be specified in the Participant’s Deferral Election for this Award. Should Participant elect on his or her Deferral Election to defer the Shares but not the phantom dividend equivalents pertaining to those Shares, then any dividend equivalents credited from time to time on those Shares after the date RSUs to which those Shares relate vest shall be paid to Participant within thirty (30) days after the date of the actual dividend or distribution to which those particular dividend equivalents relate. Should the Deferral Election provide for an installment distribution of the Shares and the deferral of the phantom dividend equivalents with respect to those Shares, then any additional amounts that are, during the installment distribution period, credited to the Participant’s special book account hereunder pursuant to the phantom dividend equivalents attributable to the undistributed portion of the Shares shall also be deferred and shall not be paid until the deferred Shares to which those additional amounts pertain are issued in satisfaction of the elected installment distribution.  In no event shall such phantom dividend equivalents vest or become distributable unless the RSUs to which they relate vest in accordance with the terms of this Agreement.

5.         Change in Control.  The RSUs shall immediately vest in full upon Participant’s continuation in Board service until the effective date of any Change in Control transaction, and the Shares underlying those vested RSUs shall be issued in accordance with Participant’s Deferral Election. Alternatively, the Participant’s right to the Shares may, pursuant to the terms of the Change in Control transaction, be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of the Change in Control.  In such event, the consideration for the Shares shall be distributed to Participant in accordance with the distribution provisions of his or her Deferral Election.

6.          Adjustment in Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts to be credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive.

7.         Issuance of Shares of Common Stock.

(a)        Except as otherwise provided in Paragraph 5, on each applicable issuance date or dates designated in the Deferral Election for the Shares underlying the RSUs which vest in accordance with the terms of this Agreement, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested shares of Common Stock to be issued on that date and shall concurrently distribute to Participant any deferred phantom dividend equivalents accumulated with respect to those particular vested Shares.

(b)        Except as otherwise provided in Paragraph 5, the settlement of all RSUs units which vest under this Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded up to the next whole share in order to avoid the issuance of a fractional share.

8.         Compliance with Laws and Regulations.

(a)        The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b)        The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any Common Stock hereby shall relieve the Corporation of any liability with respect to the non-issuance of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

9.         Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

10.       Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address on file with the Corporation.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.       Construction.

(a)        This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

(b)        To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A of the Code (“Section 409A”) and the Treasury Regulations thereunder, that provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A and the Treasury Regulations thereunder.

(c)        This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.  In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or its shareholders to remove Participant from the Board at any time in accordance with the provisions of applicable law.

12.       Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.

13.       Section 409A Compliance. Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Section 409A, then Participant’s right to receive each installment of Shares or other installment distribution pursuant to the terms of this Agreement shall, for purposes of Section 409A, be treated as a right to receive a series of separate payments.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Award Date first indicated above.

MATSON, INC.

By:

Title:	Vice President, Human Resources

PARTICIPANT

Signature:

APPENDIX A

DEFINITIONS

A.        Agreement shall mean this Restricted Stock Unit Award Agreement.

B.         Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

C.         Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.        Deferral Election shall mean the election made by Participant, prior to the start of the calendar year in which this Award is made, in which Participant has, in accordance with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder, designated a deferred commencement date or event for the issuance of the Shares in which he or she vests under this Award and the method of issuance (lump sum or installment) for those vested and deferred Shares and any deferred phantom dividend equivalents pertaining to those Shares.

E.         Participant shall mean the non-employee Board member to whom the Award is made pursuant to the Automatic Grant Program.

F.         Permanent Disability shall mean the inability of Participant to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

G.        Plan shall mean the Corporation’s 2016 Incentive Compensation Plan, as amended from time to time.

H.        Retirement shall mean the cessation of Board service by reason of retirement at or after the attainment of age seventy-five (75).

Appendix A-1